Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 6, 2020, except for the effects of the reverse stock split as described in Note 13 as to which the date is May 4, 2020 with respect to the financial statements of Ayala Pharmaceuticals, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-236942) and related Prospectus of Ayala Pharmaceuticals, Inc. for the registration of its common stock.

/s/ Kost, Forer, Gabbay & Kasierer
KOST, FORER, GABBAY & KASIERER
A Member of EY Global

Tel-Aviv, Israel

May 7, 2020